UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): AUGUST 25, 2016 (AUGUST 19, 2016)

moleculin biotech, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-37758	47-4671997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2575 WEST BELLFORT, SUITE 333, HOUSTON TX 77054

(Address of principal executive offices and zip code)

(713) 300-5160

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2016, Moleculin Biotech, Inc. (the “Company”) entered into an employment agreement with Mr. Jonathan P. Foster pursuant to which Mr. Foster agreed to serve as Chief Financial Officer and Executive Vice President of the Company commencing on such date for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. The agreement provides for an annual salary of $250,000. Mr. Foster is entitled to receive an annual bonus payable subsequent to the issuance of the Company’s final audited financial statements. The final determination on the amount of the annual bonus will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

Under the agreement, Mr. Foster was granted a ten-year option to purchase 400,000 shares at an exercise price per share equal to the closing price of the Company’s common stock on the date of execution of his employment agreement, which was $5.85. The option vests in four equal installments (or 100,000 shares each installment) on each of the succeeding four anniversary dates of the execution of the agreement, provided Mr. Foster is Chief Financial Officer on such vesting date. In the event of a “change of control” (as defined in the agreement) prior to the final vesting of all of the options, all of the unvested options shall immediately vest; provided, however, in the event the acquiring party desires to replace the unvested options with a substitute grant of equal or greater value, such proposed substitution shall be submitted to the Compensation Committee, and the Compensation Committee shall decide whether to allow the unvested options to vest or whether to cancel the unvested options and replace them with the substitute grant proposed by the acquiring party.

If Mr. Foster’s employment is terminated at the Company’s election without “cause” (as defined in the agreement), which requires 90 days advanced notice, or by Mr. Foster for “good reason” (as defined in the agreement), Mr. Foster shall be entitled to receive severance payments equal to nine months of Mr. Foster’s base salary and a pro rata portion of the target bonus for the year in which such termination occurs. In addition, if Mr. Foster’s employment is terminated prior to the end of the term of the agreement by the Company without cause or by Mr. Foster for good reason, and such termination occurs within three months prior to a change in control, in contemplation of a change in control or within six months after a change in control, Mr. Foster shall be entitled to receive, in addition to the severance discussed above, an acceleration of the vesting of the option grant described in the prior paragraph. Mr. Foster agreed not to compete with the Company until nine months after the termination of his employment.

Mr. Foster, who is 52 years old, brings more than 30 years in financial experience holding a variety of executive and senior financial positions with public, private, start-up to large corporate and international companies. From February 2012 to August 2016, Mr. Foster served as Chief Financial Officer and Executive Vice President of InfuSystem Holdings, Inc., a national provider of infusion pumps and related services to the healthcare industry. From May 2011 to January 2012, Mr. Foster served as a consultant to the Chief Financial Officer of LSG Sky Chefs, USA, Inc., a subsidiary of Deutsche Lufthansa AG.

On August 21, 2016, the Company accepted the resignation of Mr. Louis Ploth from his position as Chief Financial Officer effective immediately.

Item 8.01. Other Events.

On August 22, 2016, Moleculin Biotech, Inc. issued a press release. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Moleculin Biotech, Inc. and Jonathan P. Foster dated August 19, 2016
99.1	Moleculin Biotech, Inc. press release dated August 22, 2016

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLECULIN BIOTECH, INC.

Date: August 25, 2016
	By:	/s/ Walter Klemp
Walter Klemp
Acting Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Moleculin Biotech, Inc. and Jonathan P. Foster dated August 19, 2016
99.1	Moleculin Biotech, Inc. press release dated August 22, 2016

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